Exhibit 10.1

November 28, 2007

[name, title]

Re:	Change in Control Agreement

Dear [name]:

VeraSun Energy Corporation, a South Dakota corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a “Change in Control” of the Company under the circumstances described below.

1. Agreement to Provide Services; Right to Terminate.

(i)	Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the Company’s providing the benefits specified in this Agreement in accordance with the terms of this Agreement.

(ii)	In the event of a Potential Change in Control (as defined below), you agree that you will not leave the employ of the Company (other than as a result of Total Disability or upon Retirement, as such terms are defined in Section 4) and will continue to render services as an officer until such Potential Change in Control has been abandoned or terminated or a Change in Control, as defined in Section 3, has occurred.

2. Term of Agreement. This Agreement shall continue in effect until December 31, 2009; except that:

(i)	commencing on January 1, 2010 and each January 1 after that, the term of this Agreement shall automatically be extended for one additional year unless at least ninety (90) days prior to such January 1 date, the Company or you shall have given notice that this Agreement shall not be extended;

(ii)	this Agreement shall continue in effect for a period of twenty four (24) months beyond the term otherwise provided if a Change in Control shall have occurred during such term;

(iii)	this Agreement shall terminate if you or the Company terminate your employment prior to and not in anticipation of a Change in Control of the Company; and

(iv)	the Company may terminate this Agreement during your employment if, prior to and not in anticipation of a Change in Control of the Company, you cease to hold your current position with the Company, except by reason of a promotion.

Notwithstanding the foregoing, following the occurrence of the first Change in Control during the term of this Agreement (other than an event described in paragraph (a)(i)(D) of Section 3 below) and immediately after the Company and you have discharged all of your respective obligations hereunder, this Agreement shall terminate. For the avoidance of doubt, after the first Change in Control occurs under this Agreement (other than an event described in paragraph (a)(i)(D) of Section 3 below), no further Change in Control shall occur under this Agreement.

3. Change in Control; Potential Change in Control; Person; Plan. For purposes of this Agreement,

(a) “Change in Control” shall mean the occurrence of any of the following events:

(i) The approval by the shareholders of the Company of:

(A) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the surviving or continuing entity immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger;

(B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(C) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

(D) any issuance (in one transaction or series of related transactions) of Voting Securities by the Company (other than for cash) representing fifty percent (50%) or more of the voting power of the Voting Securities outstanding immediately before such issuance;

(ii) At any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(iii) Any Person (as defined below) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) you acquire (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph (i)(A) above, or (2) you are part of a group that constitutes Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph (iii) above.

(b) A “Potential Change in Control” shall be deemed to have occurred if:

(i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) any Person (as defined below, including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(c) “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company.

(d) “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

4. Termination Following Change in Control. If a Change in Control shall have occurred, you shall be entitled to the benefits provided in paragraph (iii) of Section 5 upon the termination of your employment within twenty four (24) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Total Disability or (c) by you other than for Good Reason.

(i)	Total Disability. Termination by the Company of your employment based on “Total Disability” shall mean termination due to a medically determinable mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that, in the opinion of the Company and two (2) independent physicians, causes you to be unable to perform your duties and unable to be engaged in any substantial gainful activity. Total Disability shall be deemed to have occurred on the first day after the two (2) independent physicians have furnished their written opinion of Total Disability to the Company and the Company has reached an opinion of Total Disability.

(ii)	Retirement. Termination by you of your employment based on “Retirement” shall mean termination at age 62 with a minimum of five (5) years of service or at age 65.

(iii)	Cause. Termination by the Company of your employment for “Cause” shall mean termination based on (1) the willful and continued failure by you substantially to perform your reasonably assigned duties with the Company, other than a failure resulting from your incapacity due to physical or mental illness or impairment, after a written demand for performance has been delivered to you by the Chief Executive Officer or the President which specifically identifies the manner in which you have not substantially performed your duties, or (2) the willful engagement by you in illegal conduct, or the conviction of guilty or entering of a nolo contendere plea to a felony, which is materially and demonstrably injurious to the Company, (3) the willful failure by you to follow material written Company policies or (4) the commission of an act by you, or the failure by you to act, which constitutes gross negligence or gross misconduct. For purposes of this definition, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith.

(iv)	Good Reason. Termination by you of your employment for “Good Reason” shall mean termination based on:

•

a material diminution of your status, title, position(s) or responsibilities from your status, title, position(s) and responsibilities as in effect immediately prior to the Change in Control or the assignment to you of any duties or responsibilities which are materially inconsistent with such status, title, position(s) or responsibilities, or any removal of you from such position(s), except in connection with the termination of your employment for Cause, Total Disability or as a result of your death or voluntarily by you other than for Good Reason; or

•

a reduction by the Company in your rate of base salary, bonus or incentive opportunity (other than as part of any general salary reduction that may be implemented for all of the Company’s employees) or a substantial reduction in benefits other than a reduction in benefits applicable to substantially all employees; or

•	a relocation of your principal place of employment to a new work location [number] miles or more from your principal place of employment immediately prior to the Change in Control.

Termination shall not be for Good Reason unless you have notified the Board in writing within ninety (90) days of the initial occurrence of the event or condition that constitutes Good Reason and no adequate remedy is effected within thirty (30) days and you terminate employment, if at all, within ninety (90) days following the end of such thirty (30) day period.

(v)	Notice of Termination. Any notice of termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vi)	Date of Termination. “Date of Termination” following a Change in Control shall mean (a) if your employment is to be terminated for Total Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if your employment is to be terminated by you or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than thirty (30) days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination.

5. Compensation Upon Termination or During Total Disability Following Change in Control.

(i)	Total Disability. During any period following a Change in Control that you fail to perform your duties as a result of Total Disability, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with Sections 4(i) and 4(v) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

(ii)	Termination for Cause. If your employment shall be terminated for Cause following a Change in Control, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plan have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

(iii)

Other Termination. If, within twenty four (24) months after a Change in Control shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Cause, Total Disability or Retirement or (b) by you for Good Reason based on an event occurring concurrent with or subsequent to a Change in Control, then, by no later than the tenth (10th) day following your execution and non-revocation of the release of claims in the form attached hereto as Exhibit A within thirty (30) days of the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provisions of any Plan, to a severance benefit (the “Severance Benefit”). The Severance Benefit shall consist of the Specified Benefits unless you would receive a greater after-tax benefit from the Capped Benefit, in which case the Severance Benefit shall be the Capped Benefit. The “Capped Benefit” is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being “parachute payments” as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision. For purposes of determining whether you would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits you will receive upon a Change in Control, including accelerated vesting of options, restricted stock and other awards under the Company’s stock option and stock incentive plans (collectively, excluding the Severance Benefit, the “Change of Control Payments”). To determine whether your after-tax benefit from the Capped Benefit would be greater than your after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Severance Benefit and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC § 4999 and all federal, state and local taxes required to be paid by you in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Severance Benefit is to be paid or such lower rate as you advise the Company in writing is applicable to you, and there shall be subtracted from the before-tax Capped Benefit all federal, state and local taxes required to be paid by you in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Severance Benefit is to be paid or such lower rate as you advise the Company in writing is applicable to you. The “Specified Benefits” are as follows:

(A)	The Company shall pay to you (i) your full base salary through the Date of Termination at the rate in effect just prior to the time the Notice of Termination is given, (ii) a pro rata portion of your targeted bonus for the year of separation under the Company’s Executive Compensation Plan through the Date of Termination, and (iii) your earned but unpaid bonus, if any, under any Company Plan for the prior year.

(B)	As severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal: (i) two (2) times your annual base pay at the rate in effect immediately prior to the time the Notice of Termination is given; and (ii) two (2) times your targeted bonus under the Company’s Executive Compensation Plan for the fiscal year in which the Notice of Termination is given.

(C)

For a 24-month period after the Date of Termination, the Company shall arrange to provide you and your dependents with medical and dental insurance benefits substantially similar to those you and your dependents were receiving immediately prior to the Change in Control and with the same employee contribution rate towards the premium applicable at the Date of Termination or at the date of the Change in Control, if greater. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (C) to the extent that a similar benefit is actually received by you from a subsequent employer during such 24-month period, and any such benefit actually received by you shall be reported to the Company. The benefits provided pursuant to this Section 5(iii)(C) that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be treated as follows: (x) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the IRC, a limitation may be imposed on the amount of such reimbursements over some or all of the Benefit Continuation Period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (y) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (z) no such benefit may be liquidated or exchanged for another benefit.

(D)

All of your then-outstanding options, restricted stock and other equity awards from the Company shall immediately vest and the period provided therein to exercise such options or awards shall be extended to the date that is the earlier of (x) two (2) years after the Date of Termination, (y) the expiration date of the award under its terms, or (z) the tenth (10th) anniversary of the original date of the award.

(E)	The Company shall pay you for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to your annual base salary as in effect immediately prior to the time the Notice of Termination is given divided by 2080.

(F)	All of the Company’s matching contributions on your behalf under the Company’s 401K Plan shall immediately vest.

(G)	Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Your entitlements under paragraph (iii) of Section 5 are (1) in lieu of any rights, benefits or entitlements you may have for other severance or separation pay or benefits (including under any severance agreement that you may be party to with the Company or an affiliate thereof) and (2) except as provided in clause (1) above, in addition to, and not in lieu of, any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

6. Successors; Binding Agreement.

(i)	Upon your written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of the Company’s Voting Securities or otherwise; provided, that if the Company enters into a merger and is the surviving entity in any merger, you shall not have the right to require the Company to obtain any assent under this Section 6(i).

(ii)	This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees,

devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7. Employee’s Commitment. You agree that subsequent to your period of employment with the Company, you will not at any time make use of, communicate or disclose to any unauthorized person, without the written consent of the Company, any confidential information of the Company or any subsidiary, including any confidential information concerning their business, affairs, products, suppliers or customers; it being understood, however, that the obligations of this Section 7 shall not apply to the extent that such matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission. You further agree to the terms of the Confidentiality and Assignment Agreement attached hereto as Exhibit B, which are incorporated herein by reference as if a part of this Agreement and acknowledge that you entered into such Confidentiality and Assignment Agreement upon your employment with the Company or at the time of your entry into this Agreement.

8. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7 and 12 of this Agreement shall survive termination of this Agreement.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Company as authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of South Dakota.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sioux Falls, South Dakota pursuant to the then-current Comprehensive Arbitration Rules of the Judicial Arbitration and Mediation Service, before one neutral arbitrator selected in accordance with such rules. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12. Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to limit either party’s right to seek injunctive relief with any court of appropriate jurisdiction with respect to any breach of obligation(s) hereunder.

13. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. For the avoidance of doubt, the parties agree that the Confidentiality and Assignment Agreement signed by you upon your employment with the Company or at the time of your entry into this Agreement shall remain in effect in accordance with its terms.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

VERASUN ENERGY CORPORATION

By
Title:

Agreed to as of the date set forth above.

Name:

Address:

EXHIBIT A

[Date]

[name]

[address]

Dear [name]:

In connection with the termination of your employment with VeraSun Energy Corporation or its successor in interest (the “Company”) on [insert termination date] and pursuant to the November 28, 2007 letter agreement by and between you and the Company regarding Change in Control severance protection (the “CIC Agreement”) to which this letter agreement is attached as Exhibit A, you are eligible to receive the severance benefits set forth in the CIC Agreement provided you sign and return this letter agreement to [insert name] by [insert return date 22 days after receipt of this letter agreement]. By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Section 3. Therefore, you are advised to consult with your attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. This revocation must be in writing and delivered to [insert name] before the close of business on the seventh (7th) day. If you do not so revoke, this letter agreement will become a binding agreement between the Company and you upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by [insert return date], you shall not receive any severance benefits from the Company. You will, however, receive payment on [your termination date or other date as required by state law] for any wages and unused, accrued vacation through the termination date as required by applicable law. Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation coverage. You should consult the COBRA materials to be provided by the Company for details regarding COBRA continuation benefits. All other benefits, [including life insurance and long-term disability insurance], will cease upon your termination date in accordance with the plan documents.

Further, any stock rights you may have shall be governed by the terms of the applicable stock plans of the Company.

If, after reviewing this letter agreement with your attorney, you find that the terms and conditions are satisfactory to you, you must sign and return this letter agreement to [insert name] by [insert return date].

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.	Termination Date – Your effective date of termination from the Company is (the “Termination Date”).

2.	Description of Severance Benefits – The severance benefits to be paid to you if you timely sign and return this letter agreement are set forth in the CIC Agreement to which this letter agreement is attached as attached as Exhibit A (the “Severance Benefits”).

3.	Release – In consideration of the payment of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, omissions, damages, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, all claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all laws prohibiting employment discrimination, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Excepted from this release is any claim or right which cannot be waived by law, including claims arising after the date of this Agreement, including any rights to vested retirement benefits, claims for unemployment benefits, or claims relating to the enforceability of this release under the Older Workers’ Benefit Protection Act. The Parties intend this release as set forth in this Section 3 to be general and comprehensive in nature and to release all claims and potential claims by you to the maximum extent permitted by law.

4.

Covenant Not to Sue. You represent and warrant that you have not filed or otherwise initiated any proceeding, complaint, charge, or lawsuit with any court, government agency, or other entity relating to any claims being released by you under this Agreement, and that you shall not file or initiate any such proceeding, complaint, charge or lawsuit at any time hereafter relating to any claims being released by you. If you fail to comply with this Section 4 by filing or initiating a proceeding, complaint, charge, or lawsuit, you shall immediately withdraw such proceeding, complaint, charge or lawsuit, and shall pay all of the Company’s costs in defending against that proceeding, complaint, charge, or lawsuit, including without limitation, reasonable attorneys’ fees, provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge and agree that you shall not be able to recover any monetary benefits in connection with any such claim, charge, lawsuit, or proceeding). This Section 4 shall not apply to a claim by you which challenges the validity of your waiver and release of a claim under the Age Discrimination in Employment Act.

5.	Non-Disclosure, Non-Competition, and Non-Solicitation – You acknowledge and reaffirm your continuing obligations under the Confidentiality and Assignment Agreement which you executed for the benefit of the Company and which remains in full force and effect, including without limitation your obligations of non-disclosure, non-competition and non-solicitation.

6.	Return of Company Property – You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles, Company confidential and proprietary information, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7.	Business Expenses and Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

8.	Non-Disparagement – You understand and agree that as a condition for payment to you of the Severance Benefits herein provided, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or any other entity or person regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition

9.	Amendment – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.	Waiver of Rights – No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.	Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.	Confidentiality – You understand and agree that, as a condition for payment to you of the Severance Benefits, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents, representatives and family members and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

13.	Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.	Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by sending a notice of revocation to the Secretary of the Company, and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

15.	Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.	Applicable Law – This letter agreement shall be interpreted and construed by the laws of the state of South Dakota, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the state of South Dakota, or if appropriate, a federal court located in the state of South Dakota (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17.	Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your Severance Benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in Section 5 herein.

Good luck to you in your future endeavors. If you have any questions about the matters covered in this letter agreement, please call John Schweitzer at 605-696-7224.

Very truly yours,

By:
Donald L. Endres, President and CEO

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement becomes a binding agreement between the Company and me if I do not revoke my acceptance within seven (7) days.

Date
[name]

To be returned by [insert return date].

Exhibit B

Confidentiality and Assignment Agreement

(See Attached)

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